EXHIBIT 99.2
PRESS RELEASE

Business Press Contact:	Investor Relations Contact:
Jeanette Gibson Cisco Systems, Inc. (408) 525-8965 jegibson@cisco.com	Blair Christie Cisco Systems, Inc. (408) 525-4856 blchrist@cisco.com

Trade Press Contact:	Analyst Relations Contact:
Michael Hakkert Cisco Systems, Inc. (408) 526-4794 mhakkert@cisco.com	Rachel Myles Cisco Systems, Inc. (619) 701-4655 ramyles@cisco.com

Cisco Systems Announces Agreement to Acquire The Linksys Group, Inc.
Represents Cisco’s Entry into the High-Growth Home Networking Market

     SAN JOSE, Calif., March 20, 2003 –– Cisco Systems, Inc., today announced a definitive agreement to acquire the business of privately held The Linksys Group, Inc. of Irvine, Calif. Linksys is the leading provider of home networking products with a broad line of wired and wireless products for consumers and SOHO (small office/home office) users. This acquisition represents Cisco’s entry into the high-growth consumer/SOHO networking market, which is expected to grow from $3.7 billion in 2002 to $7.5 billion in 2006 worldwide (sources: compiled from Dell’Oro Group, Synergy). Home networks allow consumers to share broadband Internet connections, files, printers, digital music, photos, and gaming, all over a wired or wireless LAN (local area network).

     Under the terms of the agreement, Cisco will issue common stock with an aggregate value of approximately $500 million to acquire the Linksys business and to assume all outstanding employee stock options. The acquisition of Linksys is expected to close in the fourth quarter of Cisco’s fiscal year 2003. Cisco expects the acquisition of Linksys to be dilutive by no more than $0.01 to its FY2004 GAAP EPS. Exclusive of acquisition charges, Cisco anticipates this transaction will add approximately $0.01 to its FY2004 pro-forma EPS. The transaction will be accretive to both GAAP and pro-forma earnings thereafter. The acquisition has been approved by the board of directors of each company and is subject to various closing conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     “Fueled by consumer broadband adoption, the home networking space has experienced mass market acceptance. Linksys has captured a strong position in this growing market by developing an extensive, easy-to-use product line for the home and small office,” said John Chambers, president and CEO of Cisco Systems. “This acquisition is a solid example of Cisco’s strategy to broaden its end-to-end portfolio of network solutions into high-growth markets such as wireless, voice-over-IP and storage area networking.”

     This acquisition enables Cisco to extend its networking technology expertise in the enterprise and service provider markets into the high-growth consumer networking market. Linksys has the most extensive product line in home networking, with more than 70 products including wireless routers and access points for simultaneous sharing of broadband Internet connections, wireless network adapters and wireless print servers as well as traditional wired products such as Ethernet routers and cable modems, unmanaged switches and hubs, print servers and network attached storage for easy sharing of digital music, photo and video media files.

     “This acquisition supports our vision to drive innovations into the consumer market and create next-generation home networking solutions,” said Charles Giancarlo, Senior VP and General Manager, Product Development of Cisco Systems. “The unique combination of Cisco’s networking innovations and Linksys’ consumer leadership will enable consumers to benefit from exciting new capabilities and enjoy an easy and reliable home networking experience.”

     With Cisco’s networking expertise and Linksys’ user-friendly features, consumer and SOHO users will be able to build high quality networks designed for the home or small office environment. A home network enables families to better utilize their broadband Internet connections by offering the ability to share Internet access using either wired or wireless connections. Some of the benefits of a home network include:

•	Sharing broadband Internet connection among several users

•	Interconnecting computers to share files such as photos, music, documents, etc.

•	Sharing resources such as printers and storage

     In a wireless network environment, all of the above functions can be performed without costly wiring or cabling using wireless technology that enable computers to communicate to each other through an access point using the IEEE 802.11a, b or g radio frequency (up to 54Mbps data rate).

     Upon closing of the acquisition, Linksys’ business will be operated as a division of Cisco, and its products will continue to be sold under the Linksys brand through its existing retail, distributor and e-commerce channels. In addition, Linksys will have access to Cisco’s sales infrastructure to address international markets and the service provider channel.

     The Linksys Group, Inc. was founded in 1988 and has 308 employees. The Linksys business, led by Victor Tsao, chief executive officer, will be operated as a division of Cisco reporting to Charlie Giancarlo, Senior VP and General Manager, Product Development.

About Cisco Systems

     Cisco Systems, Inc. (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.

Editors Note: Cisco will hold a conference call for press and analysts on March 20, 2003 at 7:00 a.m. PT. The domestic dial-in number is 888-469-2190, international dial-in number is 312-470-7154. Replay will be available from 9:30am PT, March 20th through 9:30am PT, March 22nd. Replay info: domestic, 800-327-0517, international, 402-220-0184. An audio webcast will be available at www/cisco.com/go/investors, under “webcast & events”. Further information regarding the Linksys acquisition including an executive Q&A and a video is available on News@Cisco: http://newsroom.cisco.com.

Editors Note: Cisco compiled research data for the consumer/SOHO market projections from two separate analyst reports, Dell’Oro Group, January 2003 and Synergy, December 2002.

Cisco, Cisco Systems, and the Cisco Systems logo are registered trademarks of Cisco Systems, Inc. and/or its affiliates in the U.S. and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

This release may be deemed to contain forward-looking statements which are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding the potential growth of the market in which Linksys operates, the anticipated impact of this acquisition on Cisco’s future results of operations, the anticipated timing of closing, the anticipated benefits of the combination of Linksys with Cisco, and trends in business conditions. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Cisco with the SEC, specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in these forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are:

this acquisition may not close on a timely basis or at all, due to failure to satisfy closing conditions or otherwise; risks associated with the successful integration of Linksys’ business; Cisco may not be able to retain key employees of Linksys; anticipated benefits of this acquisition may not be realized; global economic conditions; uncertainties in the geopolitical environment; pricing pressure in the consumer/small office/home office networking industry; competition in the networking industry; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; Internet infrastructure problems and government regulation of the Internet; international operations; litigation involving patents and intellectual property matters; and possible disruption in commercial activities occasioned by terrorist activity and armed conflict. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. The information in this release is current as of the date of this release, but may not remain accurate as of any future date. Cisco does not undertake any duty to update the information provided in this release, except as otherwise required by law.